EXHIBIT 99


Telewest Communications plc Press Release issued on October 30, 1997 with respect to results of operations for the nine month period ended September 30, 1997 (including unaudited consolidated financial statements prepared in accordance with UK GAAP).

FOR IMMEDIATE RELEASE                                           30 OCTOBER 1997

                                             TELEWEST COMMUNICATIONS PLC
                                               3RD QUARTER RESULTS 1997

HIGHLIGHTS

OVER 1 MILLION CUSTOMERS
CORPORATE RESTRUCTURING SUBSTANTIALLY COMPLETE
SUCCESSFUL TRIALS OF NEW PACKAGES
BBC/FLEXTECH DEAL ANNOUNCED
PPV MOVIE DEALS ANNOUNCED
EBITDA (POUND)32.2M - TWICE THE HALF YEAR TOTAL
NATIONAL INTERFRANCHISE NETWORK NEARS COMPLETION

                                                      % CHANGE SINCE SEPT. `96

2.90M           HOMES PASSED                                           + 20.8%
34.2%           HOUSEHOLD PENETRATION                            + 1.7% POINTS
582,965         CABLE TELEVISION (CATV) CUSTOMERS                      + 27.1%
764,306         RESIDENTIAL TELEPHONY (RESTEL) CUSTOMERS               + 38.4%
93,350          BUSINESS LINES                                         + 56.3%

CATV            22.0%       CATV PENETRATION                     + 0.8% POINTS
                32.1%       CATV CHURN                           - 4.1% POINTS
          (POUND)23.18      AVERAGE REVENUE PER CATV CUSTOMER           + 2.2%
RESTEL          29.3%       RESTEL PENETRATION                   + 2.5% POINTS
                19.4%       RESTEL CHURN                         - 0.6% POINTS
          (POUND)19.26      AVERAGE REVENUE PER LINE                    - 6.3%
BUSTEL          93,350      BUSINESS LINES                             + 56.3%
                3.9         AVERAGE NUMBER OF LINES PER CUSTOMER       + 25.8%
          (POUND)45.31      AVERAGE REVENUE PER LINE                   - 15.8%
          (POUND)159.69     AVERAGE REVENUE PER CUSTOMER                - 0.2%

TELEWEST TODAY ANNOUNCED ITS 3RD QUARTER RESULTS.

COMMENTING ON THE RESULTS, STEPHEN DAVIDSON, CHIEF EXECUTIVE OF TELEWEST, SAID:

"THE RESULTS CONTINUE TO SHOW IMPROVED PERFORMANCE. WITH 146,386 NET NEW CUSTOMERS ADDED DURING THE NINE MONTH PERIOD, TELEWEST HAS NOW PASSED THE MILESTONE OF OVER 1 MILLION CUSTOMERS, AND CUMULATIVE EBITDA REACHED (POUND)32.2M, NEARLY DOUBLE THE HALF YEAR TOTAL OF (POUND)16.4M.

"THE RESTRUCTURING PROGRAMME ANNOUNCED IN AUGUST HAS PROGRESSED ACCORDING TO PLAN. THE PACE OF CONSTRUCTION OF NEW NETWORK, NOW 72.5% COMPLETE, WILL BE REDUCED TO APPROXIMATELY 5,000 HOMES PER MONTH BY DECEMBER AND OUR FRANCHISES ARE NOW MANAGED FROM FOUR, INSTEAD OF SEVEN, REGIONAL CENTRES. FOLLOWING THE COMPLETION OF STATUTORY CONSULTATION WITH EMPLOYEES, NEXT MONTH, THE COMPANY'S WORKFORCE WILL HAVE BEEN REDUCED BY AROUND 25%. THE FULL YEAR CASH SAVINGS OF SOME (POUND)40M, WHICH THE RESTRUCTURING WILL PRODUCE, WILL START FLOWING THROUGH FROM THIS POINT. THE (POUND)2M COSTS OF THE REDUNDANCY PROGRAMME HAVE BEEN TAKEN IN THE THIRD QUARTER.

"THE RESTRUCTURING ENABLES US TO FOCUS ON RETENTION, ADDING INCREMENTAL CUSTOMERS TO OUR NETWORKS AND INCREASING THE NUMBER OF SERVICES TO WHICH THEY SUBSCRIBE.

"THE SUCCESS OF OUR PACKAGING TRIALS IN DUMBARTON (CUSTOMERS ARE GIVEN THE OPTION TO PURCHASE A SMALLER SELECTION OF TELEVISION CHANNELS, WITH A RESIDENTIAL TELEPHONE LINE, AT A REDUCED SUBSCRIPTION) HAS BEEN CONFIRMED BY SIMILAR TESTS IN NEWCASTLE, WHERE MORE NEW CUSTOMERS WERE ADDED IN THE FIRST TWO MONTHS OF THE TRIAL THAN IN THE FIRST SEVEN MONTHS OF THE YEAR.

"WE ARE CONVINCED THAT FREEDOM OF CHOICE, COUPLED WITH VALUE FOR MONEY, WHICH OUR MINI BASIC PACKAGE, COMBINED TELEVISION AND TELEPHONY PACKAGES OFFER, IS THE WAY TO OPEN UP THE CABLE MARKET. WE INTEND TO ROLL-OUT THESE PACKAGES AND PRESS FOR FLEXIBLE, QUALITY PROGRAMMING AS FAR AND AS RAPIDLY AS WE ARE ABLE.

"THE PERIOD SAW TWO MAJOR DEVELOPMENTS IN PROGRAMMING, THE FIRST OF WHICH WAS THE INTRODUCTION OF THE THREE BBC/FLEXTECH CHANNELS TOGETHER WITH BBC NEWS 24. THESE QUALITY CHANNELS WILL BE LAUNCHED IN NOVEMBER AND ARE EXPECTED TO BE SOLELY AVAILABLE ON CABLE IN 1997. SECONDLY, ON 20 OCTOBER, TELEWEST TOGETHER WITH THREE OTHER CABLE OPERATORS ANNOUNCED THE FORMATION OF A JOINT VENTURE TO LAUNCH PAY-PER-VIEW SERVICES. AGREEMENTS ARE ALREADY IN PLACE WITH TWO MAJOR HOLLYWOOD STUDIOS FOR THE SUPPLY OF CONTENT.

"THESE ANALOGUE DEVELOPMENTS SHOULD BE SEEN ALONGSIDE THE INTRODUCTION OF DIGITAL SERVICES, THE WIDENING OF PROGRAMMING FROM ALTERNATIVE SUPPLIERS AND THE FUTURE DEVELOPMENT OF INTERACTIVE SERVICES, ALL OF WHICH WILL INCREASE FREEDOM OF CHOICE AND DEEPEN THE CUSTOMER APPEAL OF CABLE WITH ITS BROADBAND CAPABILITIES.

"TELEWEST'S INTERFRANCHISE NATIONAL FIBRE NETWORK WILL BE SUBSTANTIALLY COMPLETED BY THE END OF THE YEAR AND WILL BE FULLY OPERATIONAL IN 1998. AS WELL AS POSITIONING US TO PROVIDE DIGITAL CABLE SERVICES, THIS WILL ALLOW US TO IMPROVE FURTHER THE ATTRACTIVENESS AND MARGINS OF OUR TELEPHONY BUSINESS AND TO COMPETE EFFECTIVELY IN THE RAPIDLY GROWING MARKET FOR HIGH SPEED, ADVANCED DATA SERVICES."

COMMENTING ON THE RESULTS, CHARLES BURDICK,  GROUP FINANCE DIRECTOR, SAID;

"THE COMPANY CONTINUES TO ACHIEVE SIGNIFICANT YEAR ON YEAR GROWTH. TURNOVER HAS INCREASED BY 36.3% TO (POUND)282M WITH ALL REVENUE STREAMS CONTRIBUTING TO THE GROWTH. WE NOW HAVE 1,032,377 CUSTOMERS SERVICED BY OUR OWNED AND OPERATED AND AFFILIATED FRANCHISES. BOTH RESIDENTIAL TELEPHONY AND CABLE TELEVISION PENETRATION HAVE IMPROVED FROM 26.8% TO 29.3% AND FROM 21.2% TO 22.0% RESPECTIVELY. TOTAL BUSINESS TELEPHONY LINES INCREASED BY 56% TO 93,350.

"TELEPHONY MARGINS INCREASED 7.3% TO 75.4% AND ALTHOUGH CATV MARGINS AT 40.7%, ARE LOWER THAN AT THIS TIME LAST YEAR, THEY SHOW AN IMPROVEMENT ON THE PREVIOUS QUARTER. WE CONTINUE TO BENEFIT FROM FALLING TELEPHONY INTERCONNECT RATES AND ARE NOW SEEING THE RESULTS OF OUR RENEGOTIATED BASIC PROGRAMMING COSTS ANNOUNCED PREVIOUSLY. EBITDA OF (POUND)32.2M HAS BEEN ACHIEVED THROUGH GROWTH IN CUSTOMER NUMBERS AND CONTINUED EMPHASIS ON THE CONTROL OF OPERATING COSTS.

"OVER THE LAST NINE MONTHS WE INCURRED (POUND)341M OF CAPITAL EXPENDITURE. BOTH OPERATING AND CAPITAL EXPENDITURE REQUIREMENTS WILL REDUCE SUBSTANTIALLY IN 1998 AS A RESULT OF THE ACTION TAKEN TO REDUCE THE GROUP'S COST BASE THIS YEAR AND OUR DECISION TO REDUCE THE PACE OF THE NETWORK BUILD PROGRAMME."



NOTE:

THE FOLLOWING IS INCLUDED IN CONNECTION WITH LEGISLATION IN THE UNITED STATES OF AMERICA, THE SAFE HARBOUR STATEMENT UNDER THE US PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THE FOREGOING INCLUDES CERTAIN FORWARD LOOKING STATEMENTS THAT INVOLVE VARIOUS RISKS AND UNCERTAINTIES WHICH COULD LEAD TO ACTUAL RESULTS SIGNIFICANTLY DIFFERENT THAN THOSE ANTICIPATED BY TELEWEST. FOR A DISCUSSION OF CERTAIN OF THESE RISKS AND UNCERTAINTIES SEE THE COMPANY'S 1996 ANNUAL REPORT.



Enquiries to:        TELEWEST COMMUNICATIONS PLC

                     Stephen Davidson, Chief Executive
                     Tel: 01483 750 900
                     Charles Burdick, Group Director of Finance
                     Tel: 01483 750 900

                     and at :

                     Dewe Rogerson (2.00pm - 6.00pm)
                     0171 638 9571

TELEWEST COMMUNICATIONS PLC
Operating Statistics - Owned and operated on an equity basis

3rd Quarter 1997 Net Additions
                                             NET ADDITIONS     NET ADDITIONS          NET ADDITIONS          NET ADDITIONS
                                                        Q3        FIRST NINE                     Q3      FIRST NINE MONTHS
                                                      1997            MONTHS                   1996                   1996
                                                                        1997
                                         ------------------ -----------------    -------------------   --------------------

CABLE TELEVISION
Homes marketed                                     103,587           310,626                142,653                332,818
CATV customers                                      23,002            54,823                 32,495                 57,036

RESIDENTIAL TELEPHONY
Homes marketed                                     112,646           354,666                173,624                408,306
Residential telephony customers                     43,798           143,929                 53,428                122,669
Residential telephony lines                         48,872           158,040                 55,704                126,566

BUSINESS TELEPHONY
Business telephony customers                         1,048             3,339                  1,632                  4,772
Business telephony lines                            10,749            25,527                  7,834                 19,685


                                        AS AT 30 SEPT    AS AT 30 SEPT
                                                 1997             1996
                                        --------------   --------------
CABLE TELEVISION
Homes marketed                              2,646,579        2,164,276
CATV customers                                582,965          458,505
CATV penetration                                22.0%            21.2%
Quarterly churn rate (annualised)               34.0%            35.6%
Rolling 12 month churn rate                     32.1%            36.2%

RESIDENTIAL TELEPHONY
Homes marketed                              2,609,400        2,060,910
Residential telephony customers               764,306          552,074
Residential telephony penetration               29.3%            26.8%
Residential telephony lines                   785,049          557,482
Quarterly churn rate per line
(annualised)                                    20.6%            19.1%
Rolling 12 month churn rate                     19.4%            20.0%

BUSINESS TELEPHONY
Business telephony customers                   24,221           18,997
Business telephony lines                       93,350           59,706
Average number of lines per customer              3.9              3.1
Quarterly churn rate per line
(annualised)                                    16.5%            14.4%
Rolling 12 month churn rate                     16.2%            13.5%

Cable television and residential
telephony customers                           449,362          323,282
Cable television only customers               133,603          135,223
Residential telephony only customers          314,944          228,792

TELEWEST COMMUNICATIONS PLC
Operating Statistics - Owned and operated and affiliated franchises
* On an equity basis


3rd Quarter 1997 Net Additions

                                           NET ADDITIONS      NET ADDITIONS        NET ADDITIONS       NET ADDITIONS
                                                      Q3       YEAR TO DATE                   Q3   YEAR TO DATE 1996
                                                    1997               1997                 1996
                                        -----------------  -----------------   ------------------ -------------------

CABLE TELEVISION
Homes marketed                                   118,021            351,671              165,026             374,164
CATV customers                                    25,069             61,923               35,924              65,531

RESIDENTIAL TELEPHONY
Homes marketed                                   127,044            395,834              196,774             451,999
Residential telephony customers                   69,663            179,310               57,228             134,243
Residential telephony lines                       74,137            193,267               59,648             138,486

BUSINESS TELEPHONY
Business telephony customers                       1,152              3,660                1,819               5,251
Business telephony lines                          11,984             28,519                8,601              22,022


                                        AS AT 30 SEPT          AS AT 30 SEPT
                                                 1997                   1996
                                       ---------------         --------------
CABLE TELEVISION
Homes marketed                              2,977,900              2,440,819
CATV customers                                661,522                523,003

RESIDENTIAL TELEPHONY
Homes marketed                              2,938,269              2,334,558
Residential telephony customers               865,411                611,898
Residential telephony lines                   886,788                617,951

BUSINESS TELEPHONY
Business telephony customers                   26,958                 21,237
Business telephony lines                      107,088                 69,540
Average number of lines per customer              4.0                    3.3



Note:

* The affiliated franchises include Telewest's interests in Cable London plc (50.0% interest, 1996 49.0% interest), Birmingham Cable Corporation (27.5% interest) and The Cable Corporation (16.5% interest).

TELEWEST COMMUNICATIONS PLC
Owned and Operated Franchises
As at 30 September 1997



                                 London South   South West  North East   Scotland    South East  North West  Midlands      Total
                                 ------------  ----------- -----------   --------- ------------- ----------- --------- ----------


CABLE TELEVISION
Homes marketed                           363,294     370,194     205,243     499,536    222,985   565,529   419,798  2,646,579
CATV customers                            81,569      75,290      42,558     108,701     58,114   125,090    91,643    582,965
CATV penetration                           22.5%       20.3%       20.7%       21.8%      26.1%     22.1%     21.8%      22.0%

RESIDENTIAL TELEPHONY
Homes marketed                           355,225     370,267     201,993     474,498    222,998   564,621   419,798  2,609,400
Residential telephony customers           71,990     107,576      63,197     134,396     71,963   171,958   143,226    764,306
Residential telephony penetration          20.3%       29.1%       31.3%       28.3%      32.3%     30.5%     34.1%      29.3%
Residential telephony lines               75,994     111,716      64,092     138,783     74,113   176,083   144,268    785,049

BUSINESS TELEPHONY
Business telephony customers               4,538       4,834       1,576       3,971      1,346     4,895     3,061     24,221
Business telephony lines                  21,672      18,982       3,628      11,985      5,643    16,835    14,605     93,350
Average number of lines per
    customer                                 4.8         3.9         2.3         3.0        4.2       3.4       4.8        3.9

TELEWEST COMMUNICATIONS PLC
UK GAAP


UNAUDITED SUMMARISED CONSOLIDATED PROFIT AND LOSS ACCOUNT FOR THE NINE MONTHS ENDED 30 SEPTEMBER 1997

                                                             Note         9 MONTHS          9 months              Year
                                                                             ENDED             ended             ended
                                                                           30 SEPT           30 Sept       31 December
                                                                              1997              1996              1996
                                                                        (POUND)000        (pound)000        (pound)000

TURNOVER
     Cable television                                                      116,397            86,133           121,224
     Telephony - residential                                               122,520            90,177           125,013
     Telephony - business                                                   32,069            23,796            34,562
     Other (Internet, Ad Sales etc)                                         10,540             6,497             9,467
                                                                   ================  ================ =================
                                                                           281,526           206,603           290,266
                                                                   ================  ================ =================

OPERATING LOSS                                                            (94,776)          (89,663)         (129,251)
Share of results of associated undertakings                               (15,922)          (11,449)          (15,203)
Other interest receivable and similar income                                6,966            14,540            17,222
Interest payable and similar charges                            3        (121,253)          (90,060)         (122,671)
                                                                   ----------------  ---------------- -----------------
LOSS ON ORDINARY ACTIVITIES BEFORE TAX                                   (224,985)         (176,632)         (249,903)
Tax on loss on ordinary activities                                           (165)             (150)             (820)
                                                                   ----------------  ---------------- -----------------
LOSS ON ORDINARY ACTIVITIES AFTER TAX                                    (225,150)         (176,782)         (250,723)
Minority interests                                                           (334)             (116)             (180)

                                                                   ================  ================ =================
LOSS FOR THE FINANCIAL PERIOD                                            (225,484)         (176,898)         (250,903)
                                                                   ================  ================ =================
LOSS PER EQUITY SHARE                                                       (15.8)            (12.5)            (17.7)
                                                                   ================  ================ =================


1  EARNINGS/ (LOSS) BEFORE INTEREST, TAXES,
    DEPRECIATION, AND AMORTISATION ("EBITDA")

Operating loss                                                              (94,776)         (89,663)          (129,251)
Add:  Depreciation and amortisation                                         126,975           84,106            129,716
                                                                   ----------------- ----------------  -----------------
EBITDA                                                                       32,199           (5,557)               465
                                                                   ================= ================  =================


2  OPERATING COSTS

Programming expenses                                                         69,042           47,182             69,906
Telephony expenses                                                           37,982           36,349             52,572
Selling, general, and administrative expenses                               142,303          128,629            167,323
Depreciation and amortisation                                               126,975           84,106            129,716
                                                                   ----------------- ----------------  -----------------
                                                                            376,302          296,266            419,517
                                                                   ================= ================  =================

3  INTEREST PAYABLE AND SIMILAR CHARGES

On bank loans and overdrafts and other loans
  Wholly repayable within 5 years                                            14,664            2,025              3,816
  Wholly or partly repayable in more than five years                         10,607            1,150              1,924
Finance costs of Senior Discount Debentures                                  52,615           44,564             60,696
Finance costs of Senior Debentures                                           16,984           16,819             22,471
Finance charges payable in respect of finance
    lease and hire purchase contracts                                         3,643            2,517              3,442
Exchange losses on foreign currency translation,
    net                                                                      22,740           19,018             25,852
Other                                                                             -            3,967              4,470
                                                                   ----------------- ----------------  -----------------
                                                                            121,253           90,060            122,671
                                                                   ================= ================  =================


The consolidated financial statements as set out on pages 7 and 8 which are unaudited, have been prepared on the basis of the accounting policies set out in the Group's 1996 Annual Report. The balance sheet, profit and loss account and cash flow statement at 31 December 1996 is derived from the statutory accounts for 1996 which have been delivered to the Registrar of Companies. The auditors have reported on those accounts: their report was unqualified and did not contain a statement under section 237(2) or (3) of the Companies Act 1985.

TELEWEST COMMUNICATIONS PLC
UK GAAP

UNAUDITED SUMMARISED CONSOLIDATED BALANCE SHEET AT 30 SEPTEMBER 1997

                                                                        30 SEPT            30 Sept         31 December
                                                                           1997               1996                1996
                                                                     (POUND)000         (pound)000          (pound)000

FIXED ASSETS                                                          1,789,836          1,514,986           1,564,604
                                                                 ---------------  ----------------- -------------------
CURRENT ASSETS
     Stocks                                                                  73                 54                  53
     Debtors                                                             70,961             82,002              66,929
     Cash at bank and in hand                                            25,688            100,161              79,116
                                                                 ---------------  ----------------- -------------------
                                                                         96,722            182,217             146,098

CREDITORS: amounts falling due within one year                         (201,716)          (181,011)           (212,434)
                                                                 ---------------  ----------------- -------------------

NET CURRENT (LIABILITIES)/ASSETS                                       (104,994)             1,206             (66,336)
                                                                 ---------------  ----------------- -------------------

TOTAL ASSETS LESS CURRENT LIABILITIES                                 1,684,842          1,516,192           1,498,268

CREDITORS: amounts falling due after more than one year              (1,330,742)          (860,113)           (918,008)

Minority interests                                                         (681)              (283)               (347)
                                                                 ===============  ================= ===================

CAPITAL AND RESERVES                                                    353,419            655,796             579,913
                                                                 ===============  ================= ===================


UNAUDITED SUMMARISED CONSOLIDATED CASH FLOW STATEMENT FOR THE NINE MONTHS ENDED 30 SEPTEMBER 1997


                                                                       9 MONTHS           9 months
                                                                          ENDED              ended          Year ended
                                                                        30 SEPT            30 Sept         31 December
                                                                           1997               1996                1996
                                                                     (POUND)000         (pound)000          (pound)000

OPERATING LOSS                                                         (94,776)           (89,663)           (129,251)
Depreciation and amortisation                                          126,975             84,106             129,716
Increase in stocks                                                         (20)               (14)                (13)
Increase in debtors                                                     (2,952)           (13,937)            (16,493)
Increase/(decrease) in creditors                                       (11,075)            (2,970)             44,520
                                                                 ---------------  ----------------- -------------------

NET CASH (OUTFLOW)/INFLOW FROM OPERATING ACTIVITIES                     18,152            (22,478)             28,479

Returns on investments and servicing of finance                        (34,788)             1,468             (10,343)
Capital expenditure and financial investment                          (326,146)          (302,857)           (461,308)
Acquisitions and disposals                                              (9,113)           (20,283)            (21,895)
Management of liquid resources                                          58,201            357,766             376,808
Financing                                                              298,529            (20,795)             79,003
                                                                 ===============  ================= ===================

INCREASE/(DECREASE) IN CASH                                              4,835             (7,179)             (9,256)
                                                                 ===============  ================= ===================

                                       8


TELEWEST COMMUNICATIONS PLC
US GAAP

Unaudited summarised consolidated statements of operations

                                    3 months       3 MONTHS        3 months       9 months          9 MONTHS         9 months
                                       ended          ENDED           ended          ended             ENDED            ended
                                     30 Sept        30 SEPT         30 Sept        30 Sept           30 SEPT          30 Sept
                                        1997           1997            1996           1997              1997             1996
                                        $000     (POUND)000      (pound)000           $000        (POUND)000       (pound)000


 REVENUE
         Cable television             63,746         39,552          29,261        187,597           116,397           86,133
         Telephony - residential      71,996         44,671          32,853        197,465           122,520           90,177
         Telephony - business         19,611         12,168           8,564         51,686            32,069           23,796
         Other                         5,952          3,693           2,445         16,987            10,540            6,497
                                  -----------    -----------    ------------    -----------     -------------     ------------

                                     161,305        100,084          73,123        453,735           281,526          206,603
                                  ===========    ===========    ============    ===========     =============     ============

    OPERATING LOSS                  (66,715)       (41,394)        (34,512)      (184,671)         (114,581)        (109,305)

    Interest income                   3,433          2,130           2,918         10,057             6,240           14,400
    Interest expense                (60,403)       (37,478)        (26,035)      (162,318)         (100,712)         (78,307)
    Foreign exchange losses, net    (13,728)        (8,518)         (7,575)       (52,891)          (32,817)         (55,243)
    Share of losses of
    affiliates                       (9,024)        (5,599)         (3,958)       (25,661)          (15,922)         (11,449)
    Minority interest in
       profits of consolidated
       subsidiaries, net               (200)          (124)            (62)          (538)             (334)            (116)
    Other, net                          408            253            (18)          1,170               726              140
                                  -----------    -----------    ------------    -----------     -------------     ------------

    LOSS BEFORE INCOME TAXES       (146,229)       (90,730)        (69,242)      (414,852)         (257,400)        (239,880)
    Income tax expense                  (81)           (50)            (61)          (266)             (165)            (150)
                                  ===========    ===========    ============    ===========     =============    =============

    NET LOSS                       (146,310)       (90,780)        (69,303)      (415,118)         (257,565)        (240,030)
                                  ===========    ===========    ============    ===========     =============    =============

    LOSS PER ORDINARY SHARE
    (DOLLARS/POUNDS)                  (0.16)         (0.10)          (0.07)         (0.45)            (0.28)           (0.26)
                                  ===========    ===========    ============    ===========     =============    =============

1    EARNINGS/(LOSS) BEFORE
       INTEREST, TAXES,
       DEPRECIATION AND
       AMORTISATION ("EBITDA")

    Operating loss                  (66,715)       (41,394)        (34,512)      (184,671)         (114,581)        (109,305)
    Add: depreciation and
       amortisation of goodwill      92,221         57,220          36,003        236,566           146,780          103,690
                                  -----------    -----------    ------------    -----------     -------------    -------------

    EBITDA                           25,506         15,826           1,491         51,895            32,199          (5,615)
                                  ===========    ===========    ============    ===========     =============    =============


2    OPERATING COSTS
       AND
       EXPENSES

    Programming                     (36,128)       (22,416)        (16,422)      (111,275)          (69,042)         (47,182)
    Telephony                       (16,991)       (10,542)        (11,032)       (61,216)          (37,982)         (36,349)
    Selling, general and
       administration               (82,680)       (51,300)        (44,178)      (229,349)         (142,303)        (128,687)
    Depreciation                    (81,579)       (50,617)        (29,433)      (204,646)         (126,975)         (84,106)
    Amortisation of goodwill        (10,642)        (6,603)         (6,570)       (31,920)          (19,805)         (19,584)
                                  -----------    -----------    ------------    -----------     -------------    -------------

                                   (228,020)      (141,478)       (107,635)      (638,406)         (396,107)        (315,908)
                                  ===========    ===========    ============    ===========     =============    =============

The consolidated financial statements as set out on pages 9 and 10 which are unaudited, have been prepared on the basis of the accounting policies set out in the Group's 1996 Annual Report. The balance sheet, profit and loss account and cash flow statement at 31 December 1996 is derived from the statutory accounts for 1996 which have been delivered to the Registrar of Companies. The auditors have reported on those accounts: their report was unqualified and did not contain a statement under section 237(2) or (3) of the Companies Act 1985.

The economic environment in which the Company operates is the United Kingdom ("UK") and hence its reporting currency is Pounds Sterling ("(pound)"). Merely for convenience, the financial statements contain translations of certain Pounds Sterling amounts into US Dollars at $1.6117 per (pound)1.00, the Noon Buying Rate of the Federal Reserve Bank of New York on September 30, 1997. The presentation of the US Dollar amounts should not be construed as a representation that the Pounds Sterling amounts could be so converted into US Dollars at the rate indicated or at any other rate.

TELEWEST COMMUNICATIONS PLC
US GAAP

Unaudited summarised consolidated balance sheets

                                                                      30 Sept            30 Sept          31 December
                                                                         1997               1997                 1996
                                                                         $000         (pound)000           (pound)000
                                                               --------------- -- --------------- -- -----------------


ASSETS
Cash and cash equivalents                                              41,401             25,688               79,116
Receivables and prepaid expenses                                      114,368             70,961               66,867
Investments                                                           141,740             87,944               95,086
Property and equipment                                              2,679,435          1,662,490            1,447,194
Goodwill                                                              761,520            472,495              491,290
Other assets                                                          102,709             63,727               62,387

                                                               ===============    ===============    =================

TOTAL ASSETS                                                        3,841,173          2,383,305            2,241,940
                                                               ===============    ===============    =================

LIABILITIES
Debt                                                                2,068,785          1,283,604              879,351
Other liabilities                                                     460,024            285,428              291,445

                                                               ---------------    ---------------    -----------------

TOTAL LIABILITIES                                                   2,528,809          1,569,032            1,170,796

MINORITY INTERESTS                                                      1,098                681                  347

SHAREHOLDERS' EQUITY                                                1,311,266            813,592            1,070,797

                                                               ===============    ===============    =================

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                          3,841,173          2,383,305            2,241,940
                                                               ===============    ===============    =================


Unaudited summarised consolidated statements of cash flows

                                                                     9 months           9 months             9 months
                                                                        ended              ended                ended
                                                                      30 Sept            30 Sept              30 Sept
                                                                         1997               1997                 1996
                                                                         $000         (pound)000           (pound)000
                                                               --------------- -- --------------- -- -----------------

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                                                           (415,118)          (257,565)            (240,030)
Adjustments to reconcile net loss to net cash used in
operating activities
    Depreciation                                                     204,646            126,975               84,106
    Amortisation of goodwill                                          31,920             19,805               19,584
    Amortisation of deferred financing costs and issue
        discount on senior discount debentures                        91,685             56,887               56,388
    Unrealised loss on foreign currency translation                   52,891             32,817               55,243
    Share of losses of affiliates                                     25,661             15,922               11,449
    Gain on disposals of assets                                       (1,170)              (726)                (140)
    Minority interests in profits                                        538                334                  116
        Changes in operating assets and liabilities
        Change in receivables                                         (7,809)            (4,845)             (14,975)
        Change in prepaid expenses                                        87                 54                2,920
        Change in accounts payable                                   (10,515)            (6,524)             (10,783)
        Change in other liabilities                                      372                230               15,112
                                                               ---------------    ---------------    -----------------

NET CASH USED IN OPERATING ACTIVITIES                                (26,812)           (16,636)             (21,010)

NET CASH USED IN INVESTING ACTIVITIES                               (540,337)          (335,259)            (323,140)

NET CASH PROVIDED BY/(USED IN) FINANCING ACTIVITIES                  481,139            298,529              (20,795)

                                                               ---------------    ---------------    -----------------

NET DECREASE IN CASH AND CASH EQUIVALENTS                            (86,010)           (53,366)            (364,945)

Effect of exchange rate changes on cash and cash equivalents            (100)               (62)                 288
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                       127,511             79,116              464,818

                                                               ===============    ===============    =================
CASH AND CASH EQUIVALENTS AT END OF YEAR                              41,401             25,688              100,161
                                                               ===============    ===============    =================


                                       10